Exhibit 99.1

Tallgrass Energy Partners Acquires Approximate 25 Percent Interest in Rockies Express Pipeline

LEAWOOD, Kansas—(BUSINESS WIRE)—Tallgrass Energy Partners, LP (NYSE:TEP) announced today that it has acquired an additional 24.99 percent membership interest in Rockies Express Pipeline LLC (“REX”) from Tallgrass Development, LP for cash consideration of $400 million effective March 31, 2017. The acquisition increases TEP’s ownership interest in REX to approximately 50 percent.

“We are pleased to acquire an additional interest in REX at a very attractive price and we expect the transaction to be immediately accretive to unitholders,” said Tallgrass President and CEO, David G. Dehaemers, Jr. “We intend to recommend to the board of directors of our general partner that TEP increase its quarterly distributions for the second and third quarters of 2017 by an aggregate of at least $0.10 per unit or $0.40 per unit on an annualized basis.”

Ultra Update

Ultra Resources, Inc. recently announced that the U.S. Bankruptcy Court confirmed its Chapter 11 reorganization plan. The plan contemplates payment of REX’s $150 million claim within three months after Ultra emerges from bankruptcy, and no later than October 30, 2017. Ultra has previously indicated it plans to emerge from bankruptcy during the month of April. TEP will receive its approximate 50 percent share of an expected approximately $150 million distribution from REX resulting from Ultra’s settlement payment.

About Tallgrass Energy Partners, LP

Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Cautionary Note Concerning Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the amount of TEP’s expected distribution from REX as a result of REX’s settlement with Ultra, the accretion expected to be realized by TEP acquiring an additional membership interest in REX and whether there will be and, if so the amount of TEP’s quarterly distribution increases during the second and third quarters of 2017. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TEP does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

Investor Relations

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergylp.com

Media and Trade Inquiries

Phyllis Hammond

(913) 928-6014

media.relations@tallgrassenergylp.com